Exhibit 107

Calculation of Filing Fee Tables

Form S-1

60 Degrees Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security Class	Fee Calculation	Amount	Maximum	Maximum Aggregate	Fee	Amount of Registration
	Type	Title	Rule	Registered (1)	Offering Price	Offering (1)	Rate	Fee
Fees to Be Paid	Other	Units, consisting of one share of Common Stock, par value $0.0001 per share, and one Warrant to purchase one share of Common Stock	457(o)	1,415,095	$6.30	$8,915,099	0.0001102	$982.44
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share, included in the Units (3)	457(g)	—	—	—	—	—	(6)
Fees to Be Paid	Equity	Warrants included in the Units (3)	457(g)	—	—	—	—	—	(6)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share, underlying the Tradeable Warrants included in the Units (4)	457(o)	1,415,095	$7.245	$10,252,364	0.0001102	$1,129.81
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share, underlying the Non-Tradeable Warrants included in the Units (4)	457(o)	1,415,095	$7.56	$10,698,119	0.0001102	$1,178.93

Fees to Be Paid	Equity	Overallotment Option Shares of Common Stock (2)	457(o)	212,265	$6.30	$1,337,270	0.0001102	$147.37
Fees to Be Paid	Equity	Overallotment Option Shares of Common Stock underlying the Tradeable Warrants (2)	457(o)	212,265	$7.245	$1,537,860	0.0001102	$169.47
Fees to Be Paid	Equity	Overallotment Option Shares of Common Stock underlying the Non-Tradeable Warrants (2)	457(o)	212,265	$7.56	$1,604,724	0.0001102	$176.84
Fees to Be Paid	Equity	Representative’s Warrants (7)	457(g)	—	—	—	—	—	(6)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share, underlying Representative Warrants (2) (5)(6)	457(o)	84,906	$6.93	$588,399	0.0001102	$64.84
Fees to Be Paid	Equity	Common Stock to be sold by Selling Stockholders	457(o)	1,856,580	$6.30	$11,696,454	0.0001102	$1,288.95
		Total Offering Amounts				$46,630,289	0.0001102	$5,138.66
		Total Fees Previously Paid						3,405.28
		Total Fee Offsets						-
		Net Fee Due						$1,733.38

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Includes an additional 15% related to the exercise in full of the over-allotment option by the underwriters.

(3)	These shares of Common Stock and Warrants are included in the Units.

(4)	The Tradeable Warrants included in the Units are exercisable at 115% of the Unit offering price and the Non-tradeable Warrants included in the Units are exercisable at 120% of the Unit offering price.

(5)	Includes shares that the underwriters have the option to purchase through exercise of the Underwriter Warrants.

(6)	Represents common stock underlying the warrants (the “Underwriter Warrants”) issuable to the representative of the underwriters to purchase up to an aggregate of 6.0% of the common stock sold in the offering at an exercise price equal to 110% of the public offering price per security. Assuming exercise in full of the over-allotment option, consists of 84,906 shares of common stock issuable to the representative of the underwriters.

(7)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.